UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 30, 2008

Allied Capital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	0-22832	52-1081052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1919 Pennsylvania Avenue, N.W., Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202 721-6100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Effective December 30, 2008, Allied Capital Corporation, a Maryland corporation ("Allied Capital"), entered into (i) an omnibus amendment relating to its outstanding private Note Agreements dated as of May 14, 2003, November 15, 2004, October 13, 2005 and June 20, 2008, respectively (the "Omnibus Notes Amendment"), pursuant to which Allied Capital’s outstanding private notes (the "Notes", and the holders thereof, the "Noteholders") were issued, and (ii) an amendment to the Credit Agreement, dated as of April 9, 2008, among Allied Capital, Bank of America, N.A., as Administrative Agent, certain other Agents named therein, and the Lenders named therein (the "Credit Agreement Amendment", and together with the Omnibus Notes Amendment, the "Amendments").

The Amendments reduce Allied Capital’s capital maintenance covenant to the greater of $1,500,000,000 and 85% of consolidated adjusted debt, and reduce Allied Capital’s interest charges coverage ratio covenant, determined as of the last day of each fiscal quarter for the period of four consecutive fiscal quarters ending on such day, to 1.4 to 1 for the fiscal quarter ending December 31, 2008 and each fiscal quarter thereafter to and including the fiscal quarter ending December 31, 2009, to 1.6 to 1 for the fiscal quarter ending March 31, 2010 and each fiscal quarter thereafter to and including the fiscal quarter ending December 31, 2010, and to 1.7 to 1 for the fiscal quarter ending March 31, 2011 and each fiscal quarter thereafter. Allied Capital remains subject to a minimum 200% asset coverage ratio pursuant to both the Note Agreements and the Credit Agreement.

The Amendments add new covenants that require Allied Capital to grant to the Noteholders and the Lenders a first priority lien on substantially all of its assets no later than January 30, 2009 (subject to extension by consent of required percentages of both Noteholders and Lenders), and to maintain a ratio of consolidated total adjusted assets to secured debt of not less than 2.25 to 1. Also, prior to December 31, 2010, Allied Capital will be (i) required to limit the payment of dividends to a maximum of $0.20 per share per fiscal quarter (or such greater amount required for Allied Capital to maintain its regulated investment company status), and (ii) restricted from purchasing, redeeming or retiring any shares of its capital stock or any warrants, rights or options to purchase or acquire any shares of its capital stock for an aggregate consideration in excess of $60,000,000. In addition, under the Amendments, Allied Capital may not prepay, redeem, purchase or otherwise acquire any of its currently oustanding public notes prior to their stated maturity. The Amendments also make certain other modifications to the existing Note Agreements and the Credit Agreement.

The Amendments increase the rate of interest borne by the Notes by 100 basis points, and increase the applicable spread on any borrowings made and fee on any letters of credit issued pursuant to the Credit Agreement by 100 basis points. In addition, these amendments required a 50 basis point amendment fee.

The Note Agreements and Credit Agreement provide for customary events of default, including, but not limited to, payment defaults, breach of representations or covenants, cross-defaults, bankruptcy events, failure to pay judgments, change of control and the issuance of an order of dissolution. Certain of these events of default are subject to notice and cure periods or materiality thresholds. The Note Agreements and Credit Agreement also limit Allied Capital's ability to declare dividends if it defaults under certain provisions.

During the fourth quarter of 2008, Allied Capital repaid the outstanding private notes issued pursuant to the private Note Agreements dated as of March 25, 2004 and May 1, 2006.

In the ordinary course of their respective businesses, Bank of America, N.A., certain other lenders under the Credit Agreement and their respective affiliates have engaged, and in the future may engage, in commercial banking and/or investment banking transactions with Allied Capital and its affiliates.

The foregoing description of the Amendments does not purport to be complete and is qualified in its entirety by reference to the full text of the Omnibus Notes Amendment and the Credit Agreement Amendment filed herewith as Exhibits 10.1 and 10.2, respectively.

On December 31, 2008, Allied Capital issued a press release announcing the Amendments, a copy of which is attached hereto as Exhibit 99.1.

Item 3.03 Material Modifications to Rights of Security Holders.

The information set forth under "Item 1.01 Entry into a Material Definitive Agreement" is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits

Exhibit No. Description
10.1 Second Omnibus Amendment to the Note Agreements, dated as of December 30, 2008, among Allied Capital Corporation and certain noteholders party thereto.

10.2 First Amendment to Credit Agreement, dated as of December 30, 2008, by and among Allied Capital Corporation, Bank of America, N.A., as
Administrative Agent, and the lenders party thereto.

99.1 Press Release dated December 31, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Capital Corporation

December 31, 2008	By:	Penni F. Roll

Name: Penni F. Roll
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Second Omnibus Amendment to the Note Agreements, dated as of December 30, 2008, among Allied Capital Corporation and certain noteholders party thereto.
10.2	First Amendment to Credit Agreement, dated as of December 30, 2008, by and among Allied Capital Corporation, Bank of America, N.A., as Administrative Agent, and the lenders party thereto.
99.1	Press Release dated December 31, 2008.